                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                    Electro Scientific Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

TO THE SHAREHOLDERS OF ELECTRO SCIENTIFIC INDUSTRIES, INC.:

    The Annual Meeting of Shareholders of Electro Scientific Industries, Inc.
(ESI) will be held at ESI's offices, 14100 NW Science Park Drive, Portland, Oregon, on Friday, September 22, 2000 at 1:00 p.m. Pacific time, for the following purposes:

    1.  Electing three directors for a term of three years.

    2.  Approving the 2000 Stock Option Incentive Plan.

    3. Amending the Third Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 40,000,000 to 100,000,000.

    4.  Voting on the selection of independent auditors for the Company.

    5.  Transacting such other business as may properly come before the meeting.

    Only shareholders of record at the close of business on August 3, 2000 will be entitled to vote at the annual meeting.

    You are requested to date and sign the enclosed proxy and return it by mail. You may attend the meeting in person even though you have sent in your proxy, since retention of the proxy is not necessary for admission to or identification at the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Joseph L. Reinhart
                                          VICE PRESIDENT AND CORPORATE SECRETARY

Portland, Oregon
August 15, 2000

                      ELECTRO SCIENTIFIC INDUSTRIES, INC.
                                PROXY STATEMENT

    The mailing address of the principal executive offices of the Company is 13900 NW Science Park Drive, Portland, Oregon 97229-5497. The approximate date this proxy statement and the accompanying proxy forms are first being mailed to shareholders is August 15, 2000.

                     SOLICITATION AND REVOCABILITY OF PROXY

    The enclosed proxy is solicited on behalf of the Board of Directors of Electro Scientific Industries, Inc., an Oregon corporation, for use at the Annual Meeting of Shareholders to be held on September 22, 2000. The Company will bear the cost of preparing and mailing the proxy, proxy statement and any other material furnished to the shareholders by the Company in connection with the annual meeting. Proxies will be solicited by use of the mails, and officers and employees of the Company may, without additional compensation, also solicit proxies by telephone or personal contact. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of the stock held in their names.

    Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing an instrument of revocation or a duly executed proxy bearing a later date with the Corporate Secretary of the Company. The proxy may also be revoked by affirmatively electing to vote in person while in attendance at the meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person unless he or she wishes to do so. All valid, unrevoked proxies will be voted at the Annual Meeting in accordance with the instructions given.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

    The Common Stock is the only outstanding authorized voting security of the Company. The record date for determining holders of Common Stock entitled to vote at the Annual Meeting is August 3, 2000. On that date there were 26,997,552 shares of Common Stock outstanding, entitled to one vote per share. The Common Stock does not have cumulative voting rights.

    The following table shows ownership of the Common Stock of the Company on June 3, 2000 by each person who, to the knowledge of the Company, owned beneficially more than 5 percent of the Common Stock.

NAME AND ADDRESS                                AMOUNT AND NATURE OF     APPROXIMATE
OF BENEFICIAL OWNER                            BENEFICIAL OWNERSHIP(1)     PERCENT
-------------------                            -----------------------   -----------
J & W Seligman & Co., Incorporated...........         1,600,500(2)          12.82%
100 Park Avenue, New York, NY 10017

------------------------

(1) Shares are held directly with sole investment and voting power unless otherwise indicated.

(2) Based solely on information provided as of May 31, 2000 in a Schedule 13G filed by the shareholder.

    The following table, which was prepared on the basis of information furnished by the persons described, shows ownership of the Company's Common Stock as of June 3, 2000, by each Director, each Executive Officer named in the Summary Compensation Table, and by all Directors and Executive Officers as a group.

                                                               AMOUNT AND NATURE OF     APPROXIMATE
NAME OF BENEFICIAL OWNER                                      BENEFICIAL OWNERSHIP(1)     PERCENT
------------------------                                      -----------------------   -----------
Robert E. Belter............................................           28,464(2)              *
David F. Bolender...........................................           75,280(3)              *
Barry A. Glasgow............................................           11,750(4)              *
Larry L. Hansen.............................................           36,974(5)              *
John R. Kurdock.............................................           44,950(6)              *
Michael J. Murphy...........................................           14,948(7)              *
W. Arthur Porter............................................            6,000(8)              *
Vernon B. Ryles, Jr.........................................           17,000(5)              *
Gerald F. Taylor............................................            4,500(9)              *
Keith L. Thomson............................................           17,000(5)              *
Jon D. Tompkins.............................................            4,500(9)              *
Donald R. VanLuvanee........................................          273,467(10)           1.0%
18 Directors and executive officers as a group..............          710,019(11)           2.6%

------------------------

*   Less than 1 percent.

 (1) Shares are held directly with sole investment and voting power unless otherwise indicated. Includes shares awarded as performance-based restricted stock and time-based restricted stock that are subject to forfeiture in certain circumstances.

 (2) Includes 18,850 shares that are subject to stock options currently exercisable or exercisable within 60 days of June 3, 2000.

 (3) Includes 36,000 shares owned by Mr. Bolender's wife, as to which he disclaims beneficial ownership, and includes 6,000 shares that are subject to stock options currently exercisable or exercisable within 60 days of June 3, 2000.

 (4) Includes 8,950 shares that are subject to stock options currently exercisable or exercisable within 60 days of June 3, 2000.

 (5) Includes 17,000 shares that are subject to stock options currently exercisable or exercisable within 60 days of June 3, 2000.

 (6) Includes 29,694 shares that are subject to stock options currently exercisable or exercisable within 60 days of June 3, 2000.

 (7) Includes 11,450 shares that are subject to stock options currently exercisable or exercisable within 60 days of June 3, 2000.

 (8) Includes 6,000 shares that are subject to stock options currently exercisable or exercisable within 60 days of June 3, 2000.

 (9) Includes 4,500 shares that are subject to stock options currently exercisable or exercisable within 60 days of June 3, 2000.

 (10) Includes 193,382 shares that are subject to stock options currently exercisable or exercisable within 60 days of June 3, 2000.

 (11) Includes 404,858 shares that are subject to stock options currently exercisable or exercisable within 60 days of June 3, 2000.

                       PROPOSAL 1: ELECTION OF DIRECTORS

    Pursuant to the Company's Bylaws, the Board of Directors is divided into three classes, and the term of office of one class expires each year. The terms of David F. Bolender, Keith L. Thomson and Jon D. Tompkins expire in 2000.
Mr. Bolender, Mr. Thomson and Mr. Tompkins are nominees for re-election. Under Oregon law, if a quorum of shareholders is present at the 2000 Annual Meeting, the three nominees for election as Directors who receive the greatest number of votes cast at the meeting shall be elected Directors. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for Mr. Bolender, Mr. Thomson and Mr. Tompkins. If any of the nominees for Director at the 2000 Annual Meeting becomes unavailable for election for any reason (none being known), the proxy holders will have discretionary authority to vote pursuant to the proxy for a suitable substitute or substitutes.

    The following table briefly describes the Company's nominees for Directors and the Directors whose terms will continue. Except as otherwise noted, each has held his principal occupation for at least five years.

                                                              DIRECTOR     TERM
NAME, AGE, PRINCIPAL OCCUPATION, AND OTHER DIRECTORSHIPS       SINCE     EXPIRES
--------------------------------------------------------      --------   --------
NOMINEES

DAVID F. BOLENDER, 68, in July 1999, Mr. Bolender retired as    1988       2000
  CEO of Protocol Systems, Inc., a manufacturer of vital
  sign monitoring equipment for the medical industry. He
  currently serves as Chairman of the Board of Directors of
  Protocol Systems, Inc. Mr. Bolender retired in 1991 from
  the position of President of the Electric Operations Group of PacifiCorp, a diversified public utility located in
  Portland, Oregon. In January 1992, Mr. Bolender became
  Chairman of the Board of the Company. Mr. Bolender is a
  member of the Audit Committee of the Board of Directors.

KEITH L. THOMSON, 61, retired as Vice President of Intel        1994       2000
  Corporation and Oregon Site Manager in 1998. Mr. Thomson
  joined Intel in 1969 and moved to Intel's Oregon operation in 1978. Prior to that he worked for Lockheed Missiles and
  Space Corporation, and the Semiconductor Division of
  Fairchild Camera and Instruments. Mr. Thomson was elected
  to the Board of Directors in 1994 and is the Chairman of
  the Compensation Committee of the Board of Directors.

JON D. TOMPKINS, 60, retired as CEO of KLA-Tencor               1998       2000
  Corporation, a manufacturer of semiconductor equipment, in
  1998 and retired as Chairman of the Board of Directors of
  KLA-Tencor in June 1999. He remains a member of the Board
  of Directors of KLA-Tencor. In addition, Mr. Tompkins is
  on the Board of Directors of Cymer, Inc., and Credence
  Systems. Mr. Tompkins is a member of the Compensation
  Committee of the Board of Directors.

DIRECTORS WHOSE TERMS CONTINUE

LARRY L. HANSEN, 71, retired in 1992 from the position of       1986       2001
  Executive Vice President of Tylan General Inc., a
  manufacturer of high technology components for industrial
  processes located in San Diego, California. Prior to
  December 1988, he was Executive Vice President and a
  director of Varian Associates, Inc., an electronics
  manufacturer located in Palo Alto California. Mr. Hansen
  is also a director of Signal Technology Corp. and Micrel,
  Inc. Mr. Hansen is a member of the Compensation Committee
  of the Board of Directors.

                                                              DIRECTOR     TERM
NAME, AGE, PRINCIPAL OCCUPATION, AND OTHER DIRECTORSHIPS       SINCE     EXPIRES
--------------------------------------------------------      --------   --------
W. ARTHUR PORTER, 59, in July 1998, Dr. Porter was appointed    1980       2002
  the Dean of the College of Engineering at the University
  of Oklahoma. He was formerly the President of the Houston
  Advanced Research Center. Dr. Porter is a director of
  Stewart Information Services Corporation, Medici Medical
  Group Inc. and Bookham, Inc. Dr. Porter, formerly Chairman of the Board of Directors, serves as Chairman of the Audit
  Committee of the Board of Directors.

VERNON B. RYLES, JR., 62, President and CEO of Poppers          1995       2001
  Supply Co., a manufacturer of popcorn snacks and
  jobber/distributor of recreational food and equipment. In
  addition, Mr. Ryles is on the Board of Directors of
  Northwest Pipe and Casing, a manufacturer of steel pipe.
  He is a director and former Board Chairman of the National
  Association of Concessionaires and on the Advisory Council
  of the Oregon State University Agricultural Trade and
  Marketing Program. Mr. Ryles is a member of the
  Compensation Committee of the Board of Directors.

GERALD F. TAYLOR, 60, retired in 1998 as Senior Vice            1998       2002
  President and CFO of Applied Materials, Inc., a
  manufacturer of semi-conductor equipment. He is also a
  director of Lithia Motors Inc. Mr. Taylor is a member of
  the Audit Committee of the Board of Directors.

DONALD R. VANLUVANEE, 56, President and CEO of ESI since        1992       2001
  July 1992. From 1991 to July 1992, Mr. VanLuvanee was
  President, Chief Executive Officer, and a director at
  Mechanical Technology Incorporated (MTI), a supplier of
  contract research and development services and a
  manufacturer of technologically advanced equipment. Mr.
  VanLuvanee is also a director of FEI Company, which
  designs, manufactures and markets focused ion beam
  workstations, and Micro Component Technology, Inc., a
  leading manufacturer of automated test handling equipment.

                               BOARD COMPENSATION

    The Board of Directors met five times during the last fiscal year, of which one was a telephone meeting. Each director attended at least 75 percent of the aggregate of the meetings of the Board of Directors and the committees of which he was a member. Each director who is not an employee of the Company receives an annual retainer of $10,000, plus $1,000 for each board meeting attended, $500 for each committee meeting attended and $500 for each telephone meeting when formal business is conducted. Non-employee directors are also automatically granted an option for 6,000 shares of Common Stock on July 31 of each year, with an option price equal to the closing market price on the date of grant, a ten-year term and a four-year vesting schedule.

                                BOARD COMMITTEES

    The Board of Directors has standing Audit and Compensation Committees. The Compensation Committee makes recommendations to the Board of Directors concerning officers' compensation and has been delegated authority to grant options and other awards under the Company's stock option plans and stock incentive plan. It met six times in fiscal year 2000. The Audit Committee meets with management and with representatives of ESI's outside auditing firm, Arthur Andersen LLP, including meetings without the presence of management. The Audit Committee met four times in fiscal year 2000 to review the scope, timing and fees for the annual audit and the results of the audit.

    Shareholders who wish to submit names for consideration for Board membership should do so in writing addressed to the Board of Directors, c/o Chairman of the Board, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497.

                             EXECUTIVE COMPENSATION

    The following table shows, as to the Chief Executive Officer and each of the next four most highly compensated executive officers of the Company, information concerning compensation paid for services to the Company in all capacities during the fiscal year ended June 3, 2000, as well as total compensation paid to each such individual for the Company's two previous fiscal years (if such person was the Chief Executive Officer or an executive officer, as the case may be, during any part of such fiscal year):

I.  SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM COMPENSATION
                                                                                      -------------------------------------------
                                                                                         AWARDS       PAYOUTS
                                                      ANNUAL COMPENSATION             -------------   --------
                                             --------------------------------------      OPTIONS        LTIP
NAME & PRINCIPAL                   FISCAL                            OTHER ANNUAL      GRANTED(2)     PAYOUTS       ALL OTHER
POSITION                            YEAR      SALARY     BONUS     COMPENSATION(1)         (#)          ($)      COMPENSATION(3)
----------------                  --------   --------   --------   ----------------   -------------   --------   ----------------
Donald R. VanLuvanee............    2000     $383,333         --(4)          --          475,000      $181,640       $  4,612
  Chief Executive                   1999     $359,666   $200,000            --           106,600            --       $  4,000
  Officer and President             1998     $312,750   $443,000       $57,000            53,800            --       $  4,000

John R. Kurdock.................    2000     $226,250   $175,545            --            38,000            --       $  4,581
  Vice President                    1999     $202,500   $ 35,000            --            33,800            --       $  4,000
                                    1998     $166,667   $ 29,926            --            12,200            --       $177,552(5)

Robert E. Belter................    2000     $196,250   $153,135            --            38,000            --       $  4,525
  Vice President                    1999     $184,167   $ 20,000            --            25,800            --       $  4,000
                                    1998     $177,083   $ 23,814            --             4,800            --       $  4,000

Barry A. Glasgow................    2000     $260,920(6) $ 58,100           --            32,000            --       $  5,040
  Vice President                    1999     $184,032(7) $ 11,000           --            35,800            --       $ 79,026(8)
                                    1998           --         --            --                --            --             --

Michael J. Murphy...............    2000     $184,166   $110,390            --            32,000            --       $142,997(9)
  Vice President                    1999     $ 15,000         --            --            45,800            --       $    187
                                    1998           --         --            --                --            --             --

------------------------------

 1) Represents amounts paid by the Company to cover taxes due on the vesting of restricted stock awards.

 2) Reflects adjustment for 2-1 stock split payable on February 24, 2000.

 3) Except as otherwise indicated, represents 401(k) matching contributions made by the Company.

 4) Fiscal year 2000 bonus to be determined at September 2000 Board of Directors Meeting.

 5) Includes $173,552 in relocation expenses.

 6) Includes $66,753 in commissions.

 7) Includes $20,538 in commissions.

 8) Includes $75,026 in relocation expenses.

 9) Includes $140,109 in relocation expenses.

II.  OPTIONS TABLE

    The following table sets forth details regarding stock options granted to the named executive officers in fiscal year 2000. In addition, there are shown the hypothetical gains or "option spreads" that would exist for the respective options, assuming rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term.

                                             OPTION GRANTS IN LAST FISCAL YEAR
                                     -------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                                                   % OF TOTAL                               ASSUMED ANNUAL RATES OF
                                                    OPTIONS      EXERCISE                 STOCK PRICE APPRECIATION FOR
                                      OPTIONS      GRANTED TO    OR BASE                          OPTION TERM
                                     GRANTED(1)   EMPLOYEES IN    PRICE     EXPIRATION   ------------------------------
NAME                                    (#)       FISCAL YEAR     ($/SH)       DATE           5%              10%
----                                 ----------   ------------   --------   ----------   -------------   --------------
Donald R. VanLuvanee...............    300,000        19.37%      $26.64    9/29/2009     $5,024,498      $12,732,064
                                       175,000        11.30%      $52.75    4/13/2010     $5,803,473      $14,705,982
John R. Kurdock....................     38,000         2.45%      $52.75    4/13/2010     $1,260,182      $ 3,193,299
Robert E. Belter...................     38,000         2.45%      $52.75    4/13/2010     $1,260,182      $ 3,193,299
Barry A. Glasgow...................     32,000         2.06%      $52.75    4/13/2010     $1,061,206      $ 2,689,094
Michael J. Murphy..................     32,000         2.06%      $52.75    4/13/2010     $1,061,206      $ 2,689,094

------------------------

1) All options become exercisable for 25 percent of the shares covered by the option on each of the first four anniversaries of the grant date. The grant dates for the options shown in the table above were September 30, 1999 and April 14, 2000. All options become fully exercisable upon termination of the optionee's employment within one year after a "change in control" of the Company as defined in the 1989 Stock Option Plan. Unless the transaction is approved by the Board of Directors, a "change in control" generally includes
    (a) the acquisition by any person of 20 percent or more of the Company's Common Stock and (b) the election of a new majority of the Company's directors without the approval of the incumbent directors.

III.  OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

    The following table sets forth information with respect to the named executive officers concerning options exercised and the status of exercisable and unexercisable options held as of June 3, 2000.

                                 OPTIONS EXERCISED DURING
                                  YEAR ENDED JUNE 3, 2000                                  VALUE OF UNEXERCISED IN-THE-
                                 -------------------------      NUMBER OF UNEXERCISED        MONEY OPTIONS AT JUNE 3,
                                   SHARES                      OPTIONS AT JUNE 3, 2000                 2000
                                  ACQUIRED        VALUE      ---------------------------   ----------------------------
NAME                             ON EXERCISE    REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                             -----------   -----------   -----------   -------------   ------------   -------------
Donald R. VanLuvanee...........        --      $        0       193,382       585,188       $8,434,775     $11,610,567
John R. Kurdock................     5,000      $  261,875        29,694        76,166       $1,103,152     $ 1,340,155
Robert E. Belter...............     5,000      $  124,208        18,850        64,750       $  674,803     $ 1,923,175
Barry A. Glasgow...............     2,500      $   75,427         6,450        58,850       $  218,093     $   938,329
Michael J. Murphy..............        --      $        0        11,450        66,350       $  387,939     $ 1,163,819

IV.  SEVERANCE AGREEMENTS

    In July 1991, the Board of Directors of the Company approved the Company's entry into severance agreements with executive officers of the Company. These agreements generally provide for the payment upon the termination of the employee's employment by the Company without cause or by the employee for "good reason" (as defined in the severance agreement) within two years following a change of control of the Company of an amount equal to three times the employee's annual salary and three years continued coverage under life, accident and health plans. The benefit is capped as necessary to prevent any portion of the benefit from being subject to excise tax. Each employee is obligated under the severance agreement to remain in the employ of the Company for a period of 270 days following a "potential change in control" (as defined in the severance agreements). All executive officers of the Company have executed severance agreements.

V.  PERFORMANCE GRAPH

                        INDEXED STOCK PRICE PERFORMANCE

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           ESIO INDEX  S&P 500 INDEX  S&P TECHNOLOGY INDEX
5/31/1995      100.00         100.00                100.00
5/31/1996      108.70         125.44                131.53
5/30/1997      155.87         159.03                184.70
5/29/1998      129.20         204.50                233.23
5/28/1999      153.81         244.06                370.41
6/2/2000       432.22         276.95                608.88

Assumes that $100.00 was invested on May 31, 1995 in Electro Scientific Industries, Inc. (ESIO) Common Stock, the S&P 500 and the S&P Technology Index, and that all dividends were reinvested. (adjusted for 2-1 stock split payable on February 24, 2000)

                                         ESIO      INDEX     S&P 500     INDEX     S&P TECHNOLOGY    INDEX
                                       --------   --------   --------   --------   --------------   --------
5/31/1995............................   $12.19     100.00     533.40     100.00         354.09       100.00
5/31/1996............................   $13.25     108.70     669.12     125.44         465.73       131.53
5/30/1997............................   $19.00     155.87     848.28     159.03         653.99       184.70
5/29/1998............................   $15.75     129.20    1090.82     204.50         825.86       233.23
5/28/1999............................   $18.75     153.81    1301.84     244.06        1311.57       370.41
6/2/2000.............................   $52.69     432.22    1477.26     276.95        2156.00       608.88

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors makes recommendations to the Board regarding the general compensation policies for ESI, including salaries and incentives for executive officers. The Committee also has general authority to make option grants and other awards under the Company's 1989 Stock Option Plan, the 2000 Stock Option Plan and 1996 Stock Incentive Plan. The Committee is composed of four directors.

    The Compensation Committee's executive compensation recommendations and actions during the 2000 fiscal year were in three areas: (1) compensation adjustments for the chief executive and other executive officers of the Company;
(2) the key employee cash incentive bonus program; and (3) the key employee long term incentive program.

    The Compensation Committee policies for compensation of ongoing executive officers are designed to fairly compensate the Company's executives and to provide incentives for the officers to manage and operate the Company for long term success. The Compensation Committee recommends, and the Board of Directors determines, based on such recommendation, compensation for the Chief Executive Officer. The Compensation Committee also recommends compensation levels for the remaining executive officers of the Company based on the recommendations of the Chief Executive Officer.

    The total compensation of the executive officers takes into account several factors, including competitive compensation in the electronics industry, individual experience and performance, and the performance of the Company. The Committee does not assign a specific weight to these factors. The Company operates in marketplaces which are global, cyclical and subject to technology shifts. The Committee's evaluations of individual performance considers each individual's contribution toward achieving the Company's corporate objectives. The objectives include: (1) adequate return on, and efficient use of, invested capital and (2) generating positive earnings throughout the entire range of business conditions.

    The methodology used in determining salary, cash incentive bonus and long-term incentive grants is as follows:

    Target compensation for each executive is set annually by the Compensation Committee. These targets are based on the results of periodic salary surveys of comparable-sized companies in the electronics industries conducted by the Company's independent compensation consultants and on the level of individual responsibility and job complexity. The Company's target is to pay executives at the mid-point based on the surveys.

    Base salaries are determined annually for each executive officer with reference to the target level for the individual. Salary increases are given when warranted by individual performance and when base salary levels are relatively low as compared to companies that compete with the Company for executive talent to keep base salaries competitive.

    The Chief Executive's base salary was $383,333 during fiscal year 2000, representing an increase of $23,667 from the prior year and a level at approximately the mid-point of salary survey data.

    Cash incentives in the form of cash bonuses are paid at the discretion of the Compensation Committee to executive officers who the Committee determines have made substantial contributions to the profits of the Company in the preceding fiscal year. At the beginning of each fiscal year, the Board of Directors approves the business plan for the year, including sales and pre-tax profit goals. At the same time, the Board of Directors approves a target bonus percentage for executive officers if the established goals are met. If the goals are met, the Compensation Committee determines the extent to which an officer will be awarded the target bonus. Factors considered include individual performance, responsibility and contribution to profits.

    The amount of bonus for the CEO for fiscal year 2000 has not been determined, but is expected to be determined by the Compensation Committee and approved by the Board of Directors in September 2000.

    The Company uses stock options and performance-based restricted stock grants to reward senior management and to link executive compensation to shareholder interests reflected in increases in share value. By using a combination of annual options and restricted stock awards, the Company intends to provide a potential level of incentive compensation to executive officers equal to competitive levels as determined by the Company's compensation consultant, without excessive shareholder dilution. In determining the size of option grants and restricted stock awards, the Compensation Committee takes into account the executive's position and job responsibilities. All options are granted at an exercise price equal to the fair market value of the shares on the date of grant, and vest in 25 percent annual increments during the four year period following the date of grant. The number of options granted to executive officers in fiscal year 2000 was 756,000, including 475,000 to Donald R. VanLuvanee.

    DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. The levels of salary and bonus generally paid by the Company do not exceed this limit. Substantially all of the options granted under the Company's 1989 Stock Option Plan have been Incentive Stock Options. The Company receives no tax deduction from the exercise of an Incentive Stock Option unless the optionee disposes of the acquired shares before satisfying certain holding periods. Under IRS regulations, the $1,000,000 cap on deductibility applies to compensation recognized by an optionee upon such an early disposition, as well as compensation recognized upon the exercise of a Nonstatutory Stock Option, unless the option meets certain requirements. It is the Company's policy generally to grant options that meet the requirements of the IRS regulations so that any such compensation recognized by an optionee will be fully deductible. The Committee believes that the grant of Incentive Stock Options, despite the general nondeductibility, benefits the Company by encouraging the long-term ownership of Company stock by officers and other employees. Performance-based restricted stock awards are also intended to be granted in compliance with the IRS regulations so that any compensation recognized on vesting of such awards will be fully deductible.

By the Compensation Committee: Keith L. Thomson, Chairman; Larry L. Hansen, Vernon B. Ryles, Jr., and Jon D. Tompkins.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee consists of Directors Keith L. Thomson, Larry L. Hansen, Vernon B. Ryles, Jr., and Jon D. Tompkins. No Compensation Committee member is or has been an employee of the Company.

              PROPOSAL 2: APPROVE 2000 STOCK OPTION INCENTIVE PLAN

    The Board of Directors has adopted, subject to shareholder approval, the Company's 2000 Stock Option Incentive Plan (the "Option Plan"). A copy of the Option Plan is attached to this Proxy Statement as Appendix A.

IMPORTANCE OF STOCK OPTIONS TO THE COMPANY

    As described under "Executive Compensation" the Company maintains stock option and incentive plans for the benefit of officers and other employees. The Board of Directors believes that the availability of stock incentives is an important factor in the Company's ability to attract and retain experienced and competent officers and to provide an incentive for them to exert their best efforts on behalf of the Company. As of June 3, 2000, 628,687 shares were available for grant to officers and directors under the Company's existing plans. At that date, an additional 336,245 shares were available for grant to employees who are not officers or directors. The Board of Directors believes that additional shares are needed to provide option grants to officers during the next one to two years. In addition, additional shares are needed for the automatic annual stock option grants to non-employee directors. Accordingly, the Board of

Directors approved the 2000 Stock Option Incentive Plan, subject to shareholder approval, and reserved 2,000,000 shares for use under the Plan.

DESCRIPTION OF THE OPTION PLAN

    ADMINISTRATION. The Option Plan is administered by the Board of Directors, which has general responsibility to interpret and administer the Option Plan. The Board of Directors may delegate authority to administer the Option Plan to a committee of the Board of Directors or specified officers of the Company, or both, except that only the Board of Directors may amend, modify or terminate the Option Plan. The Board of Directors has delegated to the Compensation Committee of the Board (the "Committee") general authority for making option grants. The Committee determines individuals to whom option grants are made under the Option Plan and the price and terms of any such grants.

    ELIGIBILITY. Only employees of the Company or its subsidiaries (including employees who are directors) are eligible to receive option grants under the Option Plan. In addition, non-employee directors are eligible only for the automatic annual option grants discussed herein.

    SHARES AVAILABLE. The Option Plan reserves 2,000,000 shares of Common Stock (subject to adjustment for changes in capitalization) plus any shares that are available or become available for grant under the Company's 1989 Stock Option Plan. An aggregate of 4,400,000 shares of Common Stock were reserved for issuance under the 1989 Stock Option Plan. The Option Plan permits the grant of incentive stock options and nonstatutory stock options.

    TERM OF PLAN. The Option Plan will remain in effect indefinitely until options have been granted and exercised with respect to all reserved shares.

    INCENTIVE STOCK OPTIONS. The Option Plan authorizes the Board of Directors to grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, on terms and conditions it deems appropriate, subject to the following: (1) the option price per share may not be less than 100 percent of the fair market value of the Common Stock on the date the option is granted,
(2) the term of the option may not exceed 10 years from the date the option is granted, (3) the purchase price of Common Stock on exercise of an option will be paid in cash or by surrender to the Company of shares of previously acquired Common Stock valued at fair market value on the date of the option exercise,
(4) an option will expire on the earlier of (i) the expiration of the term for which it was granted, (ii) one year after termination of an Optionee's employment due to death or total disability, or (iii) three months after termination of an Optionee's employment for any reason other than death or total disability, and (5) no Optionee may be granted Incentive Stock Options for Common Stock such that the aggregate fair market value (determined on the date of grant) of shares with respect to which Incentive Stock Options are exercisable for the first time by that Optionee during any calendar year under the Option Plan or any other stock option plan of the Company or any subsidiary of the Company exceeds $100,000.

    NONSTATUTORY STOCK OPTIONS. The Board of Directors may authorize the grant of Nonstatutory Stock Options. The option price may not be less than 100 percent of the fair market value of the Common Stock on the date the option is granted, the purchase price must be paid as described in clause (3) above and the period of time for exercise is as referred to in clause (4) above. The term of the option is determined by the Board of Directors.

    In the case of both Incentive Stock Options and Nonstatutory Stock Options, upon termination of an Optionee's employment following a change of control, any option held by the Optionee may be exercised for all the remaining shares subject to the option, free of any limitation on the number of shares for which the option may be exercised in any one year. In such a case, the option may be exercised at any time before its expiration or the expiration of three months after the date of termination of employment, whichever period is shorter. A change of control is defined to include a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A, including but not limited to the following events: the acquisition by any person of 20 percent or more of the Company's outstanding voting securities or the replacement within a two-year period of a majority of the members of the Company's Board of Directors by persons other than incumbent directors or persons approved by at least two-thirds of the incumbent directors.

    In addition, no employee may be granted options (Incentive or Nonstatutory) for more than 500,000 shares in any fiscal year.

    NON-EMPLOYEE DIRECTOR OPTIONS. Each director who is not a full-time employee of the Company is automatically granted an option to purchase 6,000 shares of Company Common Stock on July 31 of each year. These automatic options have an exercise price equal to 100% of fair market value on the date of grant and a term of 10 years, and become exercisable for 25% of the shares on each of the first four anniversaries of the grant date.

    MATERIAL FEDERAL INCOME TAX CONSEQUENCES. Certain options authorized to be granted under the Option Plan are intended to qualify as Incentive Stock Options for federal income tax purposes. The following discussion of the federal income tax consequences of Incentive Stock Options applies to optionees who have been employed by the Company or a subsidiary at all times from the date of grant through the date three months before exercise. Under federal income tax law currently in effect, an employee will recognize no income upon grant or exercise of an Incentive Stock Option. However, the amount by which the market value of the option shares on the date of exercise exceeds the exercise price may be taxable to the employee under the alternative minimum tax. If an employee exercises an Incentive Stock Option and does not dispose of any of the option shares within two years following the date of grant and within one year following the date of exercise, then any gain realized upon subsequent disposition of the shares generally will be taxable to the employee as capital gain and the Company will not be allowed any deduction for federal income tax purposes. If an employee disposes of shares acquired upon exercise of an Incentive Stock Option before the expiration of either the one-year holding period or the two-year waiting period (a "disqualifying disposition"), the employee generally will recognize ordinary compensation income equal to the excess of the market value of the shares on the date of exercise over the exercise price. If, however, the disqualifying disposition is by sale or exchange, the amount of ordinary compensation income recognized by the employee generally will be limited to the amount of gain, if any, realized by the employee on the sale or exchange. Gain realized on a disqualifying disposition, to the extent not taxed as ordinary compensation income, generally will be taxable to the employee as capital gain. The Company will not be allowed any deduction for federal income tax purposes at either the time of the grant or exercise of an Incentive Stock Option. Upon any disqualifying disposition by an employee, the Company generally will be entitled to a deduction equal to the amount of ordinary compensation income recognized by the employee on the disposition, provided the Company is able to timely report the disposition to the Internal Revenue Service.

    Certain options authorized to be granted under the Option Plan will be treated as Nonstatutory Stock Options for federal income tax purposes. Under federal income tax law currently in effect, no income is recognized by the grantee of a Nonstatutory Stock Option until the option is exercised. When the Nonstatutory Stock Option is exercised, the optionee will recognize ordinary compensation income, and the Company generally will be entitled to a deduction, equal to the amount by which the market value of the option shares on the date of exercise exceeds the exercise price. If the optionee is an employee of the Company or a subsidiary, the amount of ordinary compensation income recognized by the optionee on exercise of a Nonstatutory Stock Option will be subject to income tax withholding and employment tax. Upon the sale of shares acquired upon exercise of a Nonstatutory Stock Option, the excess of the amount realized from the sale over the market value of the shares on the date of exercise generally will be taxable to the optionee as capital gain.

    Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1 million per person the amount the Company may deduct for compensation paid to certain officers in any taxable year. Under current Treasury regulations, compensation received through the exercise of an option will not be subject to the $1 million limit if the option and the Option Plan meet certain requirements. One such requirement is shareholder approval of the Option Plan at least once every five years. Other requirements are that
(1) the Option Plan provide per-employee limits on the number of shares to which options may be granted during a specified time period, and (2) the option be granted by a committee comprised solely of two or more "outside directors" and that the exercise price of the option be not less than the fair market value of the stock subject to the option on the date of grant. Accordingly, the Company believes that if this proposal is approved by the shareholders, compensation received on exercise of options granted under the Option Plan in compliance with the above requirements will not be subject to the $1 million deduction limit.

RECOMMENDATION BY THE BOARD OF DIRECTORS

    The Board of Directors recommends that the Option Plan be approved. The affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote on the matter is required to approve this Proposal
2. Abstentions have the same effect as "no" votes in determining whether the Option Plan is approved. Broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting but are not counted and have no effect on the results of the vote on Proposal 2. The proxies will be voted for or against the proposal or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the Option Plan.

PROPOSAL 3: TO AMEND THIRD RESTATED ARTICLES OF INCORPORATION TO INCREASE NUMBER
                      OF AUTHORIZED SHARES OF COMMON STOCK

    The Board of Directors has adopted resolutions approving and recommending to the shareholders for their adoption an amendment to Section 1 of Article III of the Third Restated Articles of Incorporation of the Company (the "Amendment") which would (1) increase the aggregate number of shares the Company shall have authority to issue from 41,000,000 to 101,000,000 shares and (2) increase the Company's authorized Common Stock, without par value, from 40,000,000 to 100,000,000 shares of Common Stock.

    The Company effected a 2-for-1 stock split in the form of a stock dividend payable on February 24, 2000 which increased the Company's outstanding shares of Common Stock by 13,387,608 shares. As of June 3, 2000, 26,976,052 shares of Common Stock were issued and outstanding and 1,675,202 shares of Common Stock were reserved for issuance under the Company's stock option and incentive plans and employee stock purchase plan. In addition, pursuant to Proposal Number 2 described on pages 10 through 13 of this proxy statement another 2,000,000 shares of Common Stock will be reserved for issuance under the 2000 Stock Option Incentive Plan. Provided Proposal Number 2 is approved by shareholders at the annual meeting, there will be approximately 3,675,202 of the Company's presently authorized shares of Common Stock available for future corporate purposes. The current Restated Articles authorize issuance of up to 1,000,000 preferred shares, with certain preferences, limitations and relative rights, and this authorization will remain in effect.

    The Amendment is designed to enable the Board of Directors to issue additional shares of Common Stock when, in its judgment, such issuance would benefit the Company, without further action by shareholders. Although the Company has no specific plans, arrangements or understandings to make use of the increased authorized shares, management believes that the ability to issue additional shares without the delay and expense of obtaining shareholder approval can be an advantage to the Company in pursuing acquisition opportunities, in financing and in connection with possible stock splits or stock dividends. If approved, the increased number of authorized shares of Common Stock will be available for issuance from time to time for such purposes as the Board of Directors may approve and no further vote of shareholders of the Company will be required. Holders of the Company's shares do not have preemptive rights.

    The availability of the additional authorized shares of Common Stock may have an anti-takeover effect, since the Board of Directors would possess the ability to dilute the position of a major shareholder by issuing additional shares of the same class, which may make a takeover more difficult or less attractive. The Board of Directors is not aware of any effort to obtain control of the Company, and the proposed Amendment is not part of a plan by management to adopt a series of anti-takeover measures.

RECOMMENDATION OF BOARD OF DIRECTORS

    The Board of Directors recommends that the shareholders vote in favor of the proposed Amendment to the Third Restated Articles of Incorporation of the Company. The proposal will be adopted if a quorum is present at the meeting and more shares are cast for the proposal than are cast against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the results of the vote. The enclosed proxy will be voted in accordance with the instructions specified in the space provided in the proxy form. If no instructions are given, proxies will be voted for approval of the proposed Amendment. The Board of Directors has no alternative plans if the proposed Amendment is not adopted.

                 PROPOSAL 4: APPROVAL OF SELECTION OF AUDITORS

    The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending June 2, 2001 and is submitting the selection to shareholders for approval. Arthur Andersen LLP are independent certified public accountants and have audited the accounts of the Company and its subsidiaries since 1983. Proxies will be voted in accordance with the instructions specified in the proxy form. If no instructions are given, proxies will be voted for approval of Arthur Andersen LLP as independent auditors. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will be given the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors for transactions during fiscal 2000 were complied with.

                            DISCRETIONARY AUTHORITY

    Although the Notice of Annual Meeting of Shareholders provides for transaction of any other business that properly comes before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than the matters described in this proxy statement. The enclosed proxy, however, gives discretionary authority to the proxy holders to vote in accordance with their judgment if any other matters are presented.

    For this year's annual meeting of shareholders, if notice of a shareholder proposal to be raised at the annual meeting of shareholders is received at the principal executive offices of the Company after June 20, 2000, proxy voting on that proposal when and if raised at the annual meeting will be subject to the discretionary voting authority of the designated proxy holders. For the 2001 annual meeting of shareholders, if notice of a shareholder proposal to be raised at the meeting is received at the principal executive offices of the company after June 25, 2001, proxy voting on that proposal when and if raised at the annual meeting will be subject to the discretionary voting authority of the designated proxy holders.

                             SHAREHOLDER PROPOSALS

    Any shareholder proposal to be considered at the Company's 2001 annual meeting must be received at the principal executive offices of the Company no later than June 25, 2001. In addition, any shareholder proposal to be considered for inclusion in proxy materials for the Company's 2001 annual meeting must be received at the principal executive offices of the Company no later than April 17, 2001. A shareholder proposal must include the information specified in the Company's Bylaws, and a copy of the relevant provisions of the Bylaws will be provided to any shareholder upon written request to the Company's Vice President and Corporate Secretary.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Joseph L. Reinhart
                                          VICE PRESIDENT AND CORPORATE SECRETARY

Portland, Oregon
August 15, 2000

                                   APPENDIX A
                      ELECTRO SCIENTIFIC INDUSTRIES, INC.
                        2000 STOCK OPTION INCENTIVE PLAN

    1. PURPOSE. The purpose of this Stock Option Incentive Plan (the "Plan") is to enable Electro Scientific Industries, Inc. (the "Company") to attract and retain the services of selected employees, officers and directors of the Company or any parent or subsidiary of the Company. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of the Company or any parent or subsidiary of the Company (an "Employer").

    2. SHARES SUBJECT TO THE PLAN. Subject to adjustment as provided below and in Section 7, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall be 2,000,000 shares plus any shares that are available for grant under the Company's 1989 Stock Option Plan as in effect
June 23, 2000 (the "1989 Plan") or that may subsequently become available for grant under the 1989 Plan through the expiration, termination, forfeiture or cancellation of grants. An aggregate of 4,400,000 shares were reserved for issuance under the 1989 Plan. If an option granted under the Plan expires, terminates or is cancelled, the unissued shares subject to that option shall again be available under the Plan.

    3.  EFFECTIVE DATE AND DURATION OF PLAN.

        (a) EFFECTIVE DATE. The Plan shall become effective as of June 23, 2000. No Incentive Stock Option (as defined in Section 5 below) granted under the Plan shall become exercisable, however, until the Plan is approved by the affirmative vote of the holders of a majority of the shares of Common Stock represented at a shareholders meeting at which a quorum is present, and the exercise of any Incentive Stock Options granted under the Plan before approval shall be conditioned on and subject to that approval. Subject to this limitation, options may be granted under the Plan at any time after the effective date and before termination of the Plan.

        (b) DURATION. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued. The Board of Directors may suspend or terminate the Plan at any time except with respect to options then outstanding under the Plan. Termination shall not affect any outstanding options.

    4.  ADMINISTRATION.

        (a) BOARD OF DIRECTORS. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it deems expedient to carry the Plan into effect, and the Board of Directors shall be the sole and final judge of such expediency.

        (b) COMMITTEE. The Board of Directors may delegate to any committee of the Board of Directors (the "Committee") any or all authority for administration of the Plan. If authority is delegated to the Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee, except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Sections 3 and 9.

        (c) OFFICERS. The Board of Directors may delegate to any officer or officers of the Company authority to grant awards under the Plan, subject to any restrictions imposed by the Board of Directors.

    5. TYPES OF AWARDS, ELIGIBILITY, LIMITATIONS. The Board of Directors may, from time to time, take the following action, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as provided in Sections 6(a) and 6(b) and (ii) grant options other than Incentive Stock Options ("Non-Statutory Stock Options") as provided in Sections 6(a) and 6(c). Awards may be made to employees, including employees who are officers or directors selected by the Board of Directors; provided, however, that only employees of the Company or any parent or subsidiary of the Company (as defined in subsections 424(e) and 424(f) of the Code) are eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. At the discretion of the Board of Directors, an individual may be given an election to surrender an award in exchange for the grant of a new award. No employee may be granted options for more than an aggregate of 500,000 shares of Common Stock in any calendar year; provided, however, that to the extent the annual limitation is not fully used in any year for an employee, any shares not used may be added to the number of shares for which options may be granted to that employee in any future year.

    6.  OPTION GRANTS.

        (a)  GENERAL RULES RELATING TO OPTIONS.

           (i) TERMS OF GRANT. The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the exercise price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option. At the time of the grant of an option or at any time thereafter, the Board of Directors may provide that an optionee who exercised an option with Common Stock of the Company shall automatically receive a new option to purchase additional shares equal to the number of shares surrendered and may specify the terms and conditions of such new options.

           (ii) EXERCISE OF OPTIONS. Except as provided in Section 6(a)(iv) or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of exercise the optionee is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the date the option was granted. Except as provided in Sections 6(a)(iv) and 7, options granted under the Plan may be exercised from time to time over the period stated in each option in amounts and at times prescribed by the Board of Directors, provided that options may not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if an optionee does not exercise an option in any one year for the full number of shares to which the optionee is entitled in that year, the optionee's rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option.

           (iii) NONTRANSFERABILITY. Each Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other option granted under the Plan by its terms (i) shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death, and
       (ii) during the optionee's lifetime, shall be exercisable only by the optionee.

           (iv)  TERMINATION OF EMPLOYMENT OR SERVICE.

               (A) GENERAL RULE. Unless otherwise determined by the Board of Directors, if an optionee's employment or service with the Company terminates for any reason other than because of total disability or death as provided in Sections 6(a)(iv)(B) and (C), his or her option may be exercised at any time before the expiration date of the option or the expiration of three months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination.

               (B) TERMINATION BECAUSE OF TOTAL DISABILITY. Unless otherwise determined by the Board of Directors, if an optionee's employment or service with the Company terminates because of total disability, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. The term "total disability" means a medically determinable mental or physical impairment that is expected to result in death or has lasted or is expected to last for a continuous period of 12 months or more and that, in the opinion of the Company and two independent physicians, causes the optionee to be unable to perform his or her duties as an employee, director, officer or consultant of the Employer and unable to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the two independent physicians have furnished their written opinion of total disability to the Company and the Company has reached an opinion of total disability.

               (C) TERMINATION BECAUSE OF DEATH. Unless otherwise determined by the Board of Directors, if an optionee dies while employed by or providing service to the Company, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of death and only by the person or persons to whom the optionee's rights under the option shall pass by the optionee's will or by the laws of descent and distribution of the state or country of domicile at the time of death.

               (D) AMENDMENT OF EXERCISE PERIOD APPLICABLE TO TERMINATION. The Board of Directors may at any time extend the three month and 12-month exercise periods any length of time not longer than the original expiration date of the option. The Board of Directors may at any time increase the portion of an option that is exercisable, subject to terms and conditions determined by the Board of Directors.

               (E) FAILURE TO EXERCISE OPTION. To the extent that the option of any deceased optionee or any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the option shall cease and terminate.

               (F) LEAVE OF ABSENCE. Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Board of Directors, vesting of options shall continue during a medical, family, military or other leave of absence, whether paid or unpaid.

               (G) CHANGE OF CONTROL. In the event an optionee's employment by the Company or by any parent or subsidiary of the Company terminates within one year after a change in control of the Company for any reason other than retirement, death, or total disability (as defined in

           Section 6(a)(iv)(B)), any option held by such optionee may be exercised with respect to all remaining shares subject thereto, free of any limitation on the number of shares with respect to which the option may be exercised in any one year, at any time prior to its expiration date or the expiration of three months after the date of such termination of employment, whichever is the shorter period. A "change in control of the Company" shall mean a change in control of a nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if (1) any "person" (as such term is used in Sections 13(d) or 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities; or (2) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. A change in control of the Company shall not include any change in control pursuant to a written agreement between the Company and another person, which agreement is approved and adopted by the Board of Directors of the Company or pursuant to any tender offer or exchange offer which the Board of Directors has in any manner recommended acceptance of to the shareholders of the Company.

           (v) PURCHASE OF SHARES. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon the Company's receipt of written notice from the optionee of the optionee's binding commitment to purchase shares, specifying the number of shares the optionee desires to purchase under the option and the date on which the optionee is obligated to complete the transaction, and, if required to comply with the Securities Act of 1933, containing a representation that it is the optionee's intention to acquire the shares for investment and not with a view to distribution. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option exercise, the optionee must pay the Company the full purchase price of those shares in cash, check or, in whole or in part, in Common Stock of the Company valued at fair market value, restricted stock or other contingent awards denominated in either stock or cash, promissory notes and other forms of consideration. Unless otherwise determined by the Board of Directors, any Common Stock provided in payment of the purchase price must have been previously acquired and held by the optionee for at least six months. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock last reported on the date the option is exercised, if the Common Stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding. Unless the Board of Directors determines otherwise, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option. Each optionee who has exercised an option shall, immediately upon notification of the amount due, if any, pay to the Company in cash or check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of an option or as a result of disposition of shares acquired pursuant to exercise of an option) beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount, in cash or check, to the Company on demand. If the optionee fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the optionee, including salary, subject to applicable law. Unless the Board of Directors determines otherwise, an optionee may satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option (less the number of any shares surrendered in payment for the exercise price or withheld to satisfy withholding requirements).

        (b) INCENTIVE STOCK OPTIONS. Incentive Stock Options shall be subject to the following additional terms and conditions:

           (i) LIMITATION ON AMOUNT OF GRANTS. If the aggregate fair market value of stock (determined as of the date the option is granted) for which Incentive Stock Options granted under this Plan (and any other stock incentive plan of the Company or its parent or subsidiary corporations, as defined in subsections 424(e) and 424(f) of the Code) are exercisable for the first time by an employee during any calendar year exceeds $100,000, the portion of the option or options not exceeding $100,000, to the extent of whole shares, will be treated as an Incentive Stock Option and the remaining portion of the option or options will be treated as a Non-Statutory Stock Option. The preceding sentence will be applied by taking options into account in the order in which they were granted. If, under the $100,000 limitation, a portion of an option is treated as an Incentive Stock Option and the remaining portion of the option is treated as a Non-Statutory Stock Option, unless the optionee designates otherwise at the time of exercise, the optionee's exercise of all or a portion of the option will be treated as the exercise of the Incentive Stock Option portion of the option to the full extent permitted under the $100,000 limitation. If an optionee exercises an option that is treated as in part an Incentive Stock Option and in part a Non-Statutory Stock Option, the Company will designate the portion of the stock acquired pursuant to the exercise of the Incentive Stock Option portion as Incentive Stock Option stock by issuing a separate certificate for that portion of the stock and identifying the certificate as Incentive Stock Option stock in its stock records.

           (ii) LIMITATIONS ON GRANTS TO 10 PERCENT SHAREHOLDERS. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (as defined in subsections 424(e) and 424(f) of the Code) only if the option price is at least 110 percent of the fair market value, as described in
       Section 6(b)(iv), of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

          (iii)  DURATION OF OPTIONS.  Subject to Sections 6(a)(ii),
       6(a)(iv) and 6(b)(ii), Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that by its terms no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

           (iv) OPTION PRICE. The option price per share shall be determined by the Board of Directors at the time of grant. Except as provided in
       Section 6(b)(ii), the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be the closing price of the Common Stock last reported on the date the option is granted, if the stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors.

           (v) LIMITATION ON TIME OF GRANT. No Incentive Stock Option shall be granted on or after the tenth anniversary of the last action by the Board of Directors approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.

           (vi) EARLY DISPOSITIONS. If within two years after an Incentive Stock Option is granted or within 12 months after an Incentive Stock Option is exercised, the optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the optionee shall within 30 days of the sale or disposition notify the Company in writing of
       (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift, etc.)

        (c) NON-STATUTORY STOCK OPTIONS. Non-Statutory Stock Options shall be subject to the following terms and conditions, in addition to those set forth in Section 6(a) above:

           (i) OPTION PRICE. The option price for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant but shall not be less than 100% of the fair market value of the Common Stock covered by the Non-Statutory Option on the date the option is granted.

           (ii) DURATION OF OPTIONS. Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors.

    7.  CHANGES IN CAPITAL STRUCTURE.

        (a) STOCK SPLITS, STOCK DIVIDENDS. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, so that the optionee's proportionate interest before and after the occurrence of the event shall be maintained as before the occurrence of such event. Such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of any option and with a corresponding adjustment in the option price per share. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

        (b) MERGERS, REORGANIZATIONS, ETC. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which the Company is a party or a sale of all or substantially all of the Company's assets (each, a "Transaction"), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding options under the Plan:

           (i) Outstanding options shall remain in effect in accordance with their terms.

           (ii) Outstanding options shall be converted into options to purchase stock in one or more of the corporations, including the Company, that are the surviving or acquiring corporations in the Transaction. The amount, type of securities subject thereto and exercise price of the converted options shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction. Unless otherwise determined by the Board of Directors, the converted options shall be vested only to the extent that the vesting requirements relating to options granted hereunder have been satisfied.

          (iii) The Board of Directors shall provide a period of 30 days or less before the completion of the Transaction during which outstanding options may be exercised to the extent then exercisable, and upon the expiration of that period, all unexercised options shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during that period.

        (c) DISSOLUTION OF THE COMPANY. In the event of the dissolution of the Company, options shall be treated in accordance with Section 7(b)(iii).

        (d) RIGHTS ISSUED BY ANOTHER CORPORATION. The Board of Directors may also grant options under the Plan with terms, conditions and provisions that vary from those specified in the Plan, provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, granted by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.

    8.  OPTION GRANTS TO NON-EMPLOYEE DIRECTORS.

        (a) ANNUAL GRANTS. Each Non-Employee Director shall be automatically granted an option to purchase 6,000 shares of Common Stock on July 31 of each year, provided the Non-Employee Director is a director on such date. A "Non-Employee Director" is a director who is not a full-time employee of the Company or any of its subsidiaries and has not been a full-time employee of the Company or any of its subsidiaries within one year of any date as of which a determination of eligibility is made.

        (b) EXERCISE PRICE. The exercise price of the options granted pursuant to this Section 8 shall be equal to 100 percent of the fair market value of the Common Stock determined pursuant to paragraph 6(a)(v).

        (c)  TERM OF OPTION.  The term of each option granted pursuant to this
    Section 8 shall be 10 years from the date of grant.

        (d) EXERCISABILITY. Until an option expires or is terminated and except as provided in Sections 8(e) and 7, an option granted under this
    Section 8 shall be exercisable according to the following schedule:

PERIOD OF NON-EMPLOYEE DIRECTORS' CONTINUOUS SERVICES             PORTION OF TOTAL OPTION
AS A DIRECTOR OF THE COMPANY FROM THE DATE THE OPTION IS GRANTED   WHICH IS EXERCISABLE
----------------------------------------------------------------  -----------------------
Less than 1 year..............................................                0%
After 1 year..................................................               25%
After 2 years.................................................               50%
After 3 years.................................................               75%
After 4 years.................................................              100%

        (e) TERMINATION AS A DIRECTOR. If an optionee ceases to be a director of the Company for any reason, other than death or total disability (as defined in Section 6(a)(iv)(B)), the option may be exercised at any time prior to the expiration date of the option or the expiration of the three months after the last day the optionee served as a director, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option as of the last day the optionee served as a director. If an optionee ceases to be a director of the Company as a result of death or total disability (as defined in Section 6(a)(iv)(B)), the option may be exercised with respect to all remaining shares subject thereto, free of any limitation on the number of shares with respect to which the option may be exercised in any one year, at any time, prior to the expiration date of the option or the expiration of one year after the last day the optionee served as a director, whichever is the shorter period.

        (f) EXERCISE OF OPTIONS. Options may be exercised upon payment of cash or shares of Common Stock of the Company in accordance with Section 6.

        (g) REPLACES 1989 PLAN. Upon approval of this Option Plan by the shareholders of the Company, this Section 8 shall replace and supercede paragraph 16 of the Company's 1989 Stock Option Plan.

    9. AMENDMENT OF THE PLAN. The Board of Directors may at any time modify or amend the Plan in any respect. Except as provided in Section 7, however, no change in an award already granted shall be made without the written consent of the holder of the award if the change would adversely affect the holder.

    10. APPROVALS. The Company's obligations under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company's shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate state or federal securities laws.

    11. EMPLOYMENT AND SERVICE RIGHTS. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer or interfere in any way with the Employer's right to terminate the employee's employment at any time, for any reason, with or without cause, or to decrease the employee's compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer.

    12. RIGHTS AS A SHAREHOLDER. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Common Stock until the date of issue to the recipient of a stock certificate for those shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date such stock certificate is issued.

    Adopted: June 23, 2000.

------------------------------------------------------------------------------------------------------------------------------------
X  Please mark your
   votes as in this
   example.


                    FOR               WITHHELD                                                           FOR      AGAINST  ABSTAIN

1. Election of                                                 2. Approving the 2000 Stock Option
   Directors.                                                     Incentive Plan.
(see reverse)
                                                               3. Amending the Third Restated Articles
For, except vote withheld from the following nominees(s):         of Incorporation to increase the
                                                                  number of authorized shares of Common
---------------------------------------------------------         Stock from 40,000,000 to 100,000,000.

                                                               4. Voting on the selection of independent
                                                                  auditors for the Company.



                                                                             Change of address on
                                                                                 reverse side

                                                               The proxies may vote in their discretion as to other matters which may come before the meeting.
                                                               Please date and sign exactly as name is imprinted hereon, including the designation as executor, trustee, etc., if applicable. A
                                                               Corporation may sign in its name by the president or other authorized officer. All co-owners must sign.



                                                               ----------------------------------------------

                                                               ----------------------------------------------
                                                                SIGNATURE(S)                       DATE



PLEASE SIGN AND RETURN IMMEDIATELY

------------------------------------------------------------------------------------------------------------------------------------
                                                                    * Fold and Detach Here *

ELECTRO SCIENTIFIC INDUSTRIES, INC.

Dear Shareholder:

Please take note of the important information enclosed with this proxy. There are a number of issues related to the Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy statement.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign and date the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your proxy must be received prior to the Annual Meeting of Shareholders to be held on September 22, 2000.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

ELECTRO SCIENTIFIC INDUSTRIES, INC.


------------------------------------------------------------------------------------------------------------------------------------


P
R
O
X
Y

                                                            ELECTRO SCIENTIFIC INDUSTRIES, INC.
                                                             ANNUAL MEETING SEPTEMBER 22, 2000
                                                        PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints David F. Bolender, Donald R. VanLuvanee and Joseph L. Reinhart, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Electro Scientific Industries, Inc. on September 22, 2000 and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the matters referred to on this proxy. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

Election of Directors - Nominees:                                                             CHANGE OF ADDRESS

3 year term: David F. Bolender                                                  ________________________________________
             Keith L. Thomson                                                   ________________________________________
             Jon D. Tompkins                                                    ________________________________________
                                                                                ________________________________________

                                                                                (If you have written in the space, please
                                                                                mark the corresponding box on the reverse
                                                                                side of this card)

THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY AS SPECIFIED BY YOU ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE,
THE PROXIES WILL VOTE THE SHARES FOR THE ELECTION OF DIRECTORS AND FOR APPROVAL OF ALL PROPOSALS.

                                                                                                                        SEE REVERSE
                                                                                                                             SIDE


------------------------------------------------------------------------------------------------------------------------------------
                                                                    * Fold and Detach Here *